The Annual Meeting of Shareholders of the Fund was held on March 15, 2016. The following is a description of each matter voted upon at the meeting and the number of votes cast on each matter:

                              Shares           Shares
                            Voted For          Withheld

1. Election of directors*
Directors elected by the holders of the Fund's common and preferred stock to serve until the Annual Meeting in the year 2019 or until their successors are duly elected and qualified:

       Philip R. McLoughlin. . 37,671,032       562,589
       Nathan I. Partain . . . 37,707,937       525,684

Director elected by the holders of the Fund's preferred stock to serve Until the Annual Meeting in the year 2019 or until his successor is duly elected and qualified:

       Robert J. Genetski . . . 4,000,000          -

* Directors whose term of office continued beyond this meeting are as follows: Donald C. Burke, Geraldine M.
McNamara, Eileen A. Moran, Christian H. Poindexter, Carl F. Pollard and David J. Vitale.